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                                                                    EXHIBIT 23.6


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-135699 of Castlewood Holdings Limited on Form S-4 of our report dated March 1, 2006, (September 18, 2006 as to the effects of the restatement discussed in Note 11), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2005, 2004 and 2003 financial statements of B.H. Acquisition Ltd. appearing in the Annual Report on Form 10-K/A of The Enstar Group, Inc. for the year ended December 31, 2005.


We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche
Hamilton, Bermuda


November 28, 2006